UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2011
The Dolan Company
(Exact name of registrant as specified in its charter)

Delaware	001-33603	43-2004527

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 South Ninth Street, Suite 2300 Minneapolis, Minnesota	55402

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (612) 317-9420
None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information set forth in Item 2.01 is incorporated herein by reference in its entirety.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On July 25, 2011, The Dolan Company, a Delaware corporation (the “Company”), announced the execution of an Asset Purchase Agreement, dated as of July 25, 2011 (the “Purchase Agreement”), by and among the Company, DiscoverReady LLC, a Delaware limited liability corporation and majority-owned subsidiary of the Company (“DiscoverReady”), ACT Litigation Services, Inc., a California corporation (“ACT”), and the shareholders of ACT.
Pursuant to the Purchase Agreement, the Company, through DiscoverReady, completed the acquisition of substantially all of the assets of ACT (the “Acquisition”) for (i) an upfront payment of approximately $60 million in cash that was paid in full at closing, plus (ii) up to $5 million in potential additional purchase price that will be held back by the Company for a period of 20 months (subject to partial early release) to secure certain obligations of ACT and its shareholders, plus (iii) an earnout payment based primarily upon the extent to which an agreed-upon multiple of ACT’s pro forma EBITDA for the year ended December 31, 2011, exceeds the base purchase price of $65 million, plus (iv) two additional earnout payments of up to a maximum of $15 million in the aggregate that are contingent upon reaching certain revenue milestones for the years ended December 31, 2012, and 2013. All of the earnout payments are subject to certain set-off rights of the Company under the Purchase Agreement.
The Purchase Agreement contains customary representations, warranties and covenants by ACT and the Company. The representations and warranties in the Purchase Agreement were made solely for the benefit of the other parties to the Purchase Agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Purchase Agreement by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement; (iii) may apply contractual standards of “materiality” or “Material Adverse Effect” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about the Company or ACT.
The Company used funds available under its $155 revolving credit facility pursuant to a Third Amended and Restated Credit Agreement (the “Credit Agreement”), effective December 6, 2010, to fund closing payments in connection with the Acquisition.
The foregoing description of the Purchase Agreement is qualified in its entirety by the terms of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated herein by reference. A copy of the Company’s press release dated July 25, 2011, announcing the execution of the Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On July 25, 2011, the Company drew down approximately $60 million from its revolving credit facility (the “Revolving Credit Facility”) pursuant to the terms of the Credit Agreement to fund closing payments in connection with the Acquisition. Under the Revolving Credit Facility, the Company may borrow an aggregate amount of up to $155 million, which may be increased pursuant to an “accordion” feature to up to $200 million, with a final maturity date of December 6, 2015. The borrowing under the Revolving Credit Facility will initially bear interest at a weighted average rate of 2.69%. After giving effect to this borrowing, the Company has an additional $12.4 million available for borrowing under the Credit Agreement.
The foregoing description of the Revolving Credit Facility and the Credit Agreement is qualified in it entirety by the terms of the Credit Agreement, a copy of which was filed as Exhibit 10.1 to Dolan’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2010 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Title	Method of Filing
2.1
Asset Purchase Agreement, dated July 25, 2011, among The Dolan Company, DiscoverReady LLC, ACT Litigation Services, Inc. and the Persons listed on Annex A (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Securities and Exchange Commission upon request)
Filed herewith
10.1
Third Amended and Restated Credit Agreement, dated as of December 6, 2010, among the Company, its consolidated subsidiaries, the lenders from time to time party thereto, U.S. Bank National Association, as a lender, LC issuer, swing line lender, lead arranger, sole bookrunner, and as administrative agent for the lenders, and Wells Fargo Bank, National Association, as a lender and as syndication agent
Incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed with the SEC on December 7, 2010.
99.1	Press Release dated July 25, 2011	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOLAN COMPANY
By:	/s/ Vicki J. Duncomb
	Name:	Vicki J. Duncomb
	Its:	Vice President and Chief Financial Officer
Dated: July 25, 2011

Exhibit Index

Exhibit No.	Title	Method of Filing
2.1
Asset Purchase Agreement, dated July 25, 2011, among The Dolan Company, DiscoverReady LLC, ACT Litigation Services, Inc. and the Persons listed on Annex A (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Securities and Exchange Commission upon request)
Filed herewith.
10.1
Third Amended and Restated Credit Agreement, dated as of December 6, 2010, among the Company, its consolidated subsidiaries, the lenders from time to time party thereto, U.S. Bank National Association, as a lender, LC issuer, swing line lender, lead arranger, sole bookrunner, and as administrative agent for the lenders, and Wells Fargo Bank, National Association, as a lender and as syndication agent
Incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed with the SEC on December 7, 2010.
99.1	Press Release dated July 25, 2011	Filed herewith.